Exhibit 99.1

Merchants Bank Announces Promotion of

Geoffrey Hesslink to Chief Operating Officer

SOUTH BURLINGTON, VT — Michael R. Tuttle, President and CEO of Merchants Bank, announced that Geoffrey R. Hesslink was appointed Chief Operating Officer.

“I have had the great pleasure of working with Geoffrey for 20 years and have a deep appreciation for the partnership we have together,” noted Mr. Tuttle.  “Geoffrey is extremely well qualified for this new position as one of the top bankers in Vermont. We have a shared commitment to the continued success of our company and are excited about what the future holds for Merchants Bank.”

Mr. Hesslink has 24 years of banking experience concentrated in commercial banking and credit. He joined Merchants Bank in 1995, was promoted to the position of Commercial Banking Officer in 1996, appointed to the office of Senior Vice President/Senior Lender in 2006, and to Executive Vice President in 2010.

“It is an honor and privilege to work with Mike Tuttle and the Merchants Bank team,” expressed Hesslink.  “Merchants is a superior banking company.  We have an exceptional group of talented employees, and together we are developing ways to further enrich the lives of our customers and community.”

Mr. Hesslink resides in Shelburne with his wife, Cynthia, and his children, Geoffrey, William and Katherine.

Established in 1849, Merchants Bank is the largest Vermont-based bank, independent and locally operated. Consumer, business, municipal and investment customers enjoy personalized relationships, sophisticated online and mobile banking options, more than 30 community bank locations statewide, plus a nationwide network of over 55,000 surcharge-free Allpoint ATMs. Merchants Bank (Member FDIC, Equal Housing Lender, NASDAQ “MBVT”), and Merchants Trust Company employ approximately 300 full-time employees and 40 part-time employees statewide. www.mbvt.com